Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442 brian.tanner@hawaiiantel.com	Media Contact: Scott Simon, Hawaiian Telcom (808) 546-5466 scott.simon@hawaiiantel.com

For Immediate Release

Hawaiian Telcom Announces Refinancing Plans

HONOLULU (Monday, February 6, 2012) — Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM) today announced plans to seek refinancing of its existing $300 million senior secured credit facility.  The proposed new credit facility would be used to refinance and extend the maturity of the Company’s existing $300 million term loan, which matures October 28, 2015.

“The credit markets appear to have improved and we believe conditions now are favorable for us to pursue refinancing of our existing credit facility under improved terms,” said Eric K. Yeaman, Hawaiian Telcom’s president and CEO.  “In addition, we believe our unaudited 2011 fourth quarter results support seeking a refinancing at this time.  Our preliminary unaudited fourth quarter results are in line with our expectations, showing revenue improvement over the prior quarter as well as margin improvement,” Yeaman added.

The Company’s year-end audit process is still ongoing so the preliminary results are subject to change. Actual results for the full-year 2011 and 2011 fourth quarter will become available on or about March 15, 2012 when the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “plans to”, “is expected to”, “believes”, “anticipates”, “intends”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2010 Annual Report on Form 10-K. The information contained in this release is as of February 6, 2012. It is anticipated that subsequent events and developments may cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom Holdco, Inc., headquartered in Honolulu, is Hawaii’s leading provider of integrated communications solutions for business and residential customers. With roots in Hawaii beginning in 1883, the Company offers a full range of services including voice, video, Internet, data, wireless, and advanced communication and network services supported by the reach and reliability of its network and Hawaii’s only 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience.  For more information, visit www.hawaiiantel.com.